21SHARES US LLC

37 West 20th Street, Suite 1101

New York, NY 10011

VIA EDGAR

January 9, 2024

Division of Corporation Finance

Office of Crypto Assets

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, D.C. 20549

Re:	ARK 21Shares Bitcoin ETF

Amendment No. 7 to Registration Statement on Form S-1

Filed January 9, 2024

SEC File Nos. 333-257474

To Whom It May Concern:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, ARK 21Shares Bitcoin ETF (the “Registrant”) hereby requests that the effective date of the above-referenced Registration Statement, as amended, (the “Registration Statement”) be accelerated so that the Registration Statement may become effective no earlier than 5:00 p.m., Eastern Time, on January 10, 2024, or as soon as practicable thereafter.

The Registrant requests that notification of such effectiveness be made by telephone call to Allison Fumai of Dechert LLP, legal counsel to the Registrant, at 212-698-3526.

Very truly yours,

ARK 21SHARES BITCOIN ETF

21Shares US LLC, as Sponsor of the Trust

By:	/s/ Ophelia Snyder
Name:	Ophelia Snyder
Title:	President

* The registrant is a trust, and the person is signing in her capacity as officer of 21Shares US LLC, the Sponsor of the registrant.

21SHARES US LLC

37 West 20th Street, Suite 1101

New York, NY 10011

VIA EDGAR

January 9, 2024

Division of Corporation Finance

Office of Crypto Assets

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, D.C. 20549

Re:	ARK 21Shares Bitcoin ETF

Amendment No. 7 to Registration Statement on Form S-1

Filed January 9, 2024

SEC File Nos. 333-257474

To Whom It May Concern:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “1933 Act”), 21Shares US LLC, in its capacity as Sponsor of ARK 21Shares Bitcoin ETF (the “Trust”), hereby joins in the request of the Fund for acceleration of the effective date of the above-referenced Registration Statement, as amended, (the “Registration Statement”) so that such Registration Statement may be declared effective no earlier than 5:00 p.m., Eastern Time, on January 10, 2024, or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

21SHARES US LLC

By:	/s/ Ophelia Snyder
Name:	Ophelia Snyder
Title:	President